Exhibit 99.2

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	May 27, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Increases and Extends $650 Million Credit Facility

Chicago (May 27, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.6 billion in portfolio assets and 86 properties, announced it has secured a $650 million credit facility with a syndicate of eight market-leading real estate lenders. The credit facility contains a $415 million revolving line of credit and a $235 million term loan with an accordion feature that can increase the facility up to a total of $800 million. It has a three-year term, bearing an interest based on LIBOR plus a spread ranging from 1.35% to 2.10%.
“We appreciate the recognition by these eight major financial institutions of our investment strategy, the growth and quality of our portfolio, and our investment performance track record,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This expanded facility supports our growth ambitions and intent to modestly increase leverage at the beginning of this new economic cycle. It also facilitates accelerating acquisitions and increases our financial flexibility.”

The eight lenders in the credit facility syndicate are led by JPMorgan Chase Bank, N.A. as Administrative Agent, Co-Syndication Agent, Joint Lead Arranger and Joint Bookrunner and includes Bank of America, N.A., PNC Capital Markets LLC, and Wells Fargo Securities, LLC, as Co-Syndication Agents, Joint Lead Arrangers and Joint Bookrunners. Other lenders participating in the syndicated credit facility include Fifth Third Bank, National Association; BMO Harris Bank N.A. Capital One, National Association.; and The Bank of New York Mellon.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lange LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.